This business combination involves the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from part of the Japanese original for reference purposes only.  In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.  The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damage arising from the translation.

(The 72nd General Meeting of Shareholders)

Reference Materials for the General Meeting of Shareholders

Attachment for Item 2

Contents of Financial Statements of the Final Fiscal Year of Shoei Co., Ltd.

Hulic Co., Ltd

Attachment

Business Report of Shoei Co., Ltd. (From January 1, 2011 to December 31, 2011)

1. Items regarding current status of business group

(1)  Results of Business

(1)  Fiscal 2011 Operating Results

(a)  Consolidated results

Our nation’s economy in the last fiscal year was hit hard by the major effect on economic output due to the Great East Japan Earthquake, but the Company has seen steps toward recovery in manufacturing operations as a result of the supply chain’s swift recovery.  However, due to the slowdown of the global economy with European financial instability as its backdrop, and the effects of the flood that occurred in Thailand, the future outlook remains uncertain.

Regarding the real estate leasing market that is the Company’s core business, the average office building market vacancy rate in the five wards in the heart of Tokyo peaked in March, and made strides toward improvement.  However, harsh conditions remain, as the rate climbed to a nine-month high of 9% in the three months following September and average rents have fallen for 40 months in a row.  In the stock market, the future outlook is uncertain due to the effects of the prolonged strength of the yen and low stock prices.

Under these conditions, the Company looked toward strengthening its income and financial standing, and in real estate operations it worked toward securing stable income through declining management costs through an improvement in the vacancy rate and rents from strengthening of leasing.  In marketable securities investment business, the Company has curtailed holdings, and has maintained careful operations.  In addition, in the last year the Company sold all stock in its environmental operations subsidiary, TOSMAC-i Co., Ltd., and sold real estate holdings to work toward strengthening its financial standing.  As a result, net sales were ¥11,656 million (a 16.6% decrease compared to the prior fiscal year), operating income was ¥5,472 million (a 2.6% decrease compared to the prior fiscal year), and ordinary income was ¥1,568 million (a 51.2% decrease compared to the prior fiscal year).

“PASSAGIO,” the Company’s commercial facility in front of Nishiarai station in operation for one year, struggled due to the abrupt drop in consumption following the collapse of financial markets after the bankruptcy of Lehman Bros. and from the slump in consumer spending following the Great East Japan Earthquake that were not expected at the time of the planning of the project.  When the Company re-evaluated the property in connection with a renovation of first floor basement, which was meant to improve these conditions, it recorded an impairment loss of ¥9,942 million because value had dropped dramatically due to drastically lower rent versus projections.  In addition, with the suffering real estate leasing market as a backdrop, the regular fair valuation conducted in the fourth quarter led to write-downs of ¥7,379 million from investment securities for real estate investments that have development projects in Tokyo and Nagoya, an impairment loss of ¥742 million for rental property, and ¥640 million in extraordinary losses in valuation of investment securities.  Meanwhile, the Company recorded the extraordinary income from the sale of investment securities (Canon, Inc. and others).  Consequently, the Company recorded a large net loss of ¥9,768 million in the current fiscal year.

Because of this, the Company’s net assets have fallen dramatically from ¥41,790 million to ¥24,153 million (a 42.2% decrease compared to the prior fiscal year), and the Company is in breach of the maintenance of net assets covenant in the syndicated loan agreement with multiple financial institutions (remaining loan balance as of December 31, 2011 is ¥31,150 million).  In light of this circumstance, the Company concluded that, if it cannot obtain support from financial institutions, the Company’s ability to remain independent becomes questionable and it is imperative for the Company to seek to strengthen its operational and financial base by taking drastic measures, including a corporate reorganization.  As a result, the Company announced the execution of the Basic Merger Agreement with Hulic Co., Ltd. on December 20, 2011, and on February 2, 2012 it executed the Merger Agreement with an effective date of the Merger of July 1, 2012.  (Please see “Notable items concerning major subsequent events” for the details of the Merger).

Consolidated Results

(¥ million)
	FY10	FY11	Change	%
Net sales	13,979	11,656	-2,323	-16.6
Operating income	5,618	5,472	-145	-2.6
Ordinary income	3,218	1,568	-1,649	-51.2
Extraordinary income	4,913	12,876	7,963	---
Extraordinary loss	-3,093	-20,108	-17,015	---
Net income/loss	1,970	-9,768	-11,738	---

(b)  Results by Segment

(Real Estate Business)

Due to the effects of loss of rental income due to sales of assets with the goal of strengthening the Company’s financial standing in the current consolidated fiscal year, as well as effects of lower rent, net sales were ¥9,893 million (a 12.8% decrease compared to the prior fiscal year), and operating income was ¥4,555 million (a 8.0% decrease compared to the prior fiscal year).

The average vacancy rate has climbed again to above 9% in the Tokyo office building market, and in these harsh conditions the Company has been working toward securing stable operating income by strengthening the leasing business by improving vacancy rates, increasing rent and lowering management costs.

However, “PASAGGIO,” the commercial facility in front of Nishiarai station, and the Tokyo and Nagoya development projects have seen a large drop in rent compared to initial estimates due to the long real estate market decline following the collapse of financial markets after the bankruptcy of Lehman Bros., and consequently the Company was forced to record impairment losses and losses in the value of real estate securities investments.

Business Results of the Real Estate Operational Department

(¥ million)

	FY10	FY11	Change	%
Net sales	11,347	9,893	-1,454	-12.8
Operating income	4,953	4,555	-398	-8.0

(Marketable Securities Investment Business)

In fiscal year 2011, due to an increase in dividends from stock, net sales were ¥1,762 million (a 25.5% increase compared to the prior fiscal year), and operating income was ¥1,725 million (a 26.4% increase compared to the prior fiscal year).  However, because the fall in the stock market extended for a long period due to the Great East Japan Earthquake and the financial concerns in Europe, non-operating loss was ¥1,343 million, primarily due to disposal of securities with unrealized losses.

Marketable Securities Investment Business Results

(¥ million)

	FY10	FY11	Change	%
Net sales	1,404	1,762	358	25.5
Operating income	1,365	1,725	359	26.4
Non-operating income (operating loss)	407	-1,343	-1,750	---
Operating income and non-operating loss total	1,772	381	-1,390	-78.5

(2) Status of Capital Investment
Total amount of capital investment in fiscal year 2011 was ¥1,000 million, which comprises mainly of repair and renovation of facilities.

(3) Status of Financing
The Company financed its operations with loans from financial institutions in fiscal year 2011.

(4) Matters Requiring Attention
Basic operational policy
The Company has decided to promote sustainable growth in corporate value and aim for increases in shareholder return through a business integration with Hulic.

(i)	Background of Merger with Hulic Co., Ltd.

The Company engaged in ambitious investment in real estate purchases and development projects since 2005.  Due largely to sudden changes in the external environment such as the economic recession since the 2008 global financial crisis triggered by the collapse of Lehman Bros. and prolonged asset deflation, however, the Company has faced a decline in lease revenue and increased impairment loss risk.  In view of these conditions, the Company recognizes maintaining and increasing leasing revenue and improving the Company’s financial structure that carries significant loans as key issues, and it has been devoting its efforts to solving these problems.

Specifically, under the Company’s medium-term business plan that began in fiscal 2010, it has been working toward sustaining and improving real estate leasing revenues through cost cutting efforts and strengthening leasing power, reducing interest-bearing debt through the sale of assets, and minimizing volatility by controlling the balance of investment securities.

However, since it became clear that rents would fall far short of forecasts for development project investments the Company invested in prior to the collapse of financial markets following the collapse of Lehman Bros., the Company could not avoid booking losses in fiscal 2011 due to the fall in asset values.  Consequently, it posted a significant net loss in the fiscal 2011 of ¥9,768 million.  Furthermore, in addition to unrealized losses in asset holdings, there has been a decline in investment income (ordinary income) due to the contraction in its marketable securities business, which led to prolonged years to repay interest-bearing loans.

Meanwhile, the significant decline in net assets has resulted in a breach of the maintenance of net assets covenant in the Company’s syndicated loan agreement with a number of financial institutions.  In light of these circumstances, the Company concluded that, if it cannot obtain support from financial institutions, the Company’s ability to remain independent becomes questionable and it is imperative for the Company to seek to strengthen its operational and financial base by taking drastic measures, including a corporate reorganization, and toward this end the Company explored various measures.

(ii)	Purpose of Merger

The Company believes that the Merger with Hulic Co., Ltd. is the best drastic solution considering the current state of affairs. In the current difficult operating environment including the recent real estate market situation, the Company will centralize its real estate business with an eye toward stabilizing operations supported by the stable operational and financial foundation of Hulic Co., Ltd., and it will promote continued growth in corporate value and increase returns to shareholders by maximizing the potential of stable assets of both companies.

(ii)	Merger Timeline
- Entry into the Merger Agreement:	February 2, 2012
- Shareholder’s meeting for Merger approval:	March 23, 2012 (scheduled)
- Effective date of the Merger	July 1, 2012 (scheduled)

(5) Change in the status of assets and profit/loss status

(i) Change in the assets and earnings of the Shoei group (consolidated)

	Fiscal year ended December 31, 2008	Fiscal year ended December 31, 2009	Fiscal year ended December 31, 2010	Fiscal year ended December 31, 2011
Net Sales (1,000 yen)	26,504,852	15,610,081	13,979,278	11,656,214
Ordinary Income (1,000 yen)	7,169,804	2,293,329	3,218,127	1,568,875
Net income/loss (1,000 yen)	1,938,850	-7,072,846	1,970,473	-9,768,463
Net income/loss per share (yen)	48.36	-176.41	49.15	-243.62
Total assets (1,000 yen)	271,884,351	256,251,528	221,748,078	165,613,536
Net assets (1,000 yen)	49,408,932	40,859,666	41,790,643	24,153,142
(Note) Net Sales do not include consumption tax.

(ii) Change in the assets and earnings of the Company

	Fiscal year ended December 31, 2008	Fiscal year ended December 31, 2009	Fiscal year ended December 31, 2010	Fiscal year ended December 31, 2011
Net Sales (1,000 yen)	17,059,258	10,125,236	10,370,993	11,306,486
Ordinary Income (1,000 yen)	8,155,053	3,321,337	3,264,104	1,552,400
Net income/loss (1,000 yen)	2,422,257	-7,667,008	2,233,869	-9,775,729
Net income/loss per share (yen)	60.41	-191.23	55.72	-243.80
Total assets (1,000 yen)	213,390,951	201,581,388	219,331,447	163,715,957
Net assets (1,000 yen)	49,535,744	40,384,784	41,572,216	23,927,450
(Note) Net Sales do not include consumption tax.

(6) Summary of Main Businesses
Segment	Primary Details
Real Estate Business	Transactions involving residential properties and other real estate related operations Investment advisory services related to real estate and real estate investment trusts (REITs)
Marketable Securities Business	Holding and management of marketable securities

(7) Head office
Company Name	Address
Shoei Co., Ltd.	1-2-1 Kanda-Nishikicho, Chiyoda-ku, Tokyo, Japan

(8) Status of Employees

(i) Employees of the Shoei Group (consolidated)
Segment	Number of Employees
Real Estate Business	18 (4)
Overall (Administration Division)	22 (2)
Total	40 (6)

(Note)	1. The number of employees shown above does not include employees seconded outside the Shoei Group, but does include employees seconded to the Shoei Group from outside.
2. Figures in parenthesis are temporary employees.

(ii) Employees of the Company
Number of Employees	Increase/Decrease from Previous Fiscal Year	Average Age	Average Number of Years Employed
40 (6)	-11	46.3	11.0
(Note)	1. The number of employees shown above does not include employees seconded outside the Company, but does include employees seconded to the Company from outside.
2. Figures in parenthesis are temporary employees.

3. The number of employees decreased by 11 in comparison with the previous fiscal year because these employees retired as of December 31, 2011, after the Company solicited voluntary retirement from employees in November 2011.

(9) Status of Major Subsidiaries
a.	Status of Major Subsidiaries
Company Name	Amount of Capital or Investment	Percentage of Voting Rights	Primary Area of Business
Three Cranes Co., Ltd.	¥7,250,000,000	—	Real Estate
(Note) “Amount of Capital or Investment” is the amount of silent partnership investment.
b.	Change in Business Combinations
Big Forest Capital Co., Ltd is no longer a consolidated subsidiary of the Company as it has been liquidated.
c.	Results of Business Combinations
The Company has one major consolidated subsidiary, as listed in the chart above.
Consolidated net sales for this fiscal year was ¥11,656 million (decrease of 16.6% from the previous fiscal year), for a net loss of ¥9,768 million for the fiscal year.

(10) Major Lenders and Amount of Loans
Name of Lender	Outstanding Amount of Loan (thousands of yen)
Mizuho Corporate Bank, Ltd.	33,246,300 (of which 2,472,800 is non-recourse loans)
Sumitomo Mitsui Banking Corporation	10,993,900
Development Bank of Japan Inc.	9,071,000
The Norinchukin Bank	7,944,900
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	5,641,550
Mizuho Trust & Banking Co., Ltd.	5,582,500

2. Matters Concerning Shoei’s Stock
Matters Concerning Stock
(i) Number of shares authorized for issue	118,580,000 shares

(ii) Number of shares outstanding	41,330,382 shares
(Note) The number of shares outstanding includes the 1,229,669 treasury shares held by Shoei.

(iii) Number of shareholders	15,528

(iv) Major shareholders

	Status of Investment
Shareholder Name	Number of Shares Held (1000 shares)	Percent Investment (%)
State Street Bank and Trust Company	6,450	16.09
Mizuho Trust & Banking Co., Ltd., Retirement Benefit Trust Account for, Canon Inc. Re-entrust Trustee, Trust & Custody Services Bank, Ltd.	3,018	7.53
Meiji Yasuda Life Insurance Company	1,609	4.01
Sompo Japan Insurance Inc.	1,597	3.98
Mizuho Trust & Banking Co., Ltd. Retirement Benefit Trust Account for Mizuho Corporate Bank, Ltd. Re-entrust Trustee, Trust & Custody Services Bank, Ltd.	1,203	3.00
Tokyo Tatemono Co., Ltd.	1,178	2.94
State Street Bank and Trust Company 505025	1,014	2.53
The Bank of Iwate, Ltd.	632	1.58
Mizuho Trust & Banking Co., Ltd.	619	1.54
Japan Trustee Services Bank, Ltd. (Trust Account)	604	1.51
Total	17,929	44.71
(Note) Investment percentages above exclude treasury shares (1,229,669 shares).

3. Matters Concerning Stock Warrants of Shoei
None.

4. Matters Concerning Officers of Shoei
(1)	Directors and Executive Officers
(i)       Directors

Position at the Company	Name	Business in Charge	Status of Important Concurrent Positions
Chairperson of the Board of Directors	Yukio Obara	Chairperson of the Nominating Committee Member of the Audit Committee Chairman of the Compensation Committee	Outside Auditor, Showa Denko K.K.
Director	Masao Fujioka	Member of the Nominating Committee
Director	Shuji Ayabe
Director	Kenichiro Otake	Member of the Nominating Committee Member of the Compensation Committee	Vice Chairman, Representative Director, Otsuka Holdings Co., Ltd. Chairman, TKC National Federation
Director	Kimikazu Noumi	Member of the Nominating Committee Member of the Audit Committee Member of the Compensation Committee	Representative Director and CEO, Innovation Network Corporation of Japan Outside Director, FIDEA Holdings Co., Ltd.
Director	Sadahiko Yoshimura	Member of the Nominating Committee Chairman of the Audit Committee Member of the Compensation Committee	Outside Corporate Auditor, ISHIHARA HOLDINGS INC. Special-appointment Professor, Graduate School of Aoyama Gakuin University Outside Corporate Auditor, JAFCO Co., Ltd.

(Notes)
1. Kenichiro Otake, Kimikazu Noumi and Sadahiko Yoshimura are outside directors as prescribed in Article 2, item 15 of the Companies Act.
2. Audit Committee member Yukio Obara served as Representative Director and Deputy President of Mizuho Bank, Ltd. and held other important positions and has a respectable degree of knowledge in finance and accounting.
Audit Committee member Kimikazu Noumi served as President of Norinchukin Zenkyoren Asset Management Co., Ltd. and Chairman and Representative Director, Chief Executive Officer of Aozora Bank, Ltd. and held other important positions and has a respectable degree of knowledge in finance and accounting.
Audit Committee member Sadahiko Yoshimura is qualified as a certified public accountant and has acquired a wealth of experience and expert knowledge from his involvement in the financial affairs of a large number of enterprises and has a high degree of knowledge in finance and accounting.

(ii)       Outside Officers
Status of important concurrent positions
Position at the Company	Name	Status of Important Concurrent Positions	Notes
	Kenichiro Otake	Vice Chairman, Representative Director, Otsuka Holdings Co., Ltd. Chairman, TKC National Federation	(Note)
Outside Director	Kimikazu Noumi	Representative Director and CEO, Innovation Network Corporation of Japan Outside Director, FIDEA Holdings Co., Ltd.	(Note)
	Sadahiko Yoshimura	Outside Corporate Auditor, ISHIHARA HOLDINGS INC. Special-appointment Professor, Graduate School of Aoyama Gakuin University Outside Corporate Auditor, JAFCO Co., Ltd.	(Note)
(Note) The Company has no important business relations with the organization(s).

Major activities during the fiscal year under review
Position at the Company	Name	Major activities
Outside Director	Kenichiro Otake
Kenichiro Otake attended all 16 meetings of the board of directors, all 4 meetings of the Nominating Committee, and all 6 meetings of the Compensation Committee.
He gained broad experience and insight through long-standing and wide-ranging involvement across the entire business industry while working at the Ministry of Finance and National Tax Agency, and also has experience as Vice Chairman,
Representative Director of Otsuka Holdings Co., Ltd. Based on such experience and insight, he has made comments on various issues from a broad perspective.

Kimikazu Noumi
Kimikazu Noumi attended all 16 meetings of the board of directors, all 11 meetings of the Audit Committee, all 4 meetings of the Nominating Committee, and all 6 meetings of the Compensation Committee.
He has the experience of serving in financial and investment businesses for many years and excellent insight obtained from his abundant CEO experiences as President of Norinchukin Zenkyoren Asset Management Co., Ltd. and Chairman and Representative Director of Aozora Bank, Ltd. Based on such experience and insight, he has made comments on various issues from a broad perspective, mainly in such areas as finance and investment.

Sadahiko Yoshimura
Sadahiko Yoshimura attended all 16 meetings of the board of directors, all 11 meetings of the Audit Committee, all 4 meetings of the Nominating Committee, and all 6 meetings of the Compensation Committee.
He has acquired a wealth of experience and expert knowledge as a certified public accountant from his involvement in the financial affairs of a large number of enterprises.  Based on these experience and knowledge, he has made a variety of comments from the standpoint of strengthening the Company’s financial structures, etc., and in terms of supervising the Company’s business execution and establishing internal control over the reliability of financial reporting.

(Note)  Sadahiko Yoshimura has been reported as an independent officer as prescribed in the provisions of Rule 436-2 of the Securities Listing Regulations of Tokyo Stock Exchange, Inc.

Outline of limited liability agreement
The Company has entered into a limited liability agreement with all of the three outside directors pursuant to the Company’s Articles of Incorporation.  The outline of the agreement is as follows:

•
In the event that outside directors are liable to the Company for damages after the conclusion of said agreement pursuant to Article 423, paragraph 1 of the Companies Act and they have acted in good faith and without gross negligence in the performance of their duties, the liability of the outside directors shall be limited to the aggregate total of the amounts prescribed in each of the items of Article 425, paragraph 1 of the Companies Act.

(iii) Executive Officers

Position at the Company	Name	Business in charge or important concurrent positions
President and CEO	Masao Fujioka	CEO
Senior Executive Officer	Shuji Ayabe	CFO, General Manager of Marketable Securities Investment
Senior Executive Officer	Minoru Kagita	Group General Manager of Real Estate Group
(Note)	1. Masao Fujioka and Shuji Ayabe both serve concurrently serves as a director and an executive officer.
2. Managing Executive Officer Yutaka Yamauchi (COO Manager of the Corporate Auditing Office) resigned from his position on July 31, 2011.

(2) Compensation for Directors and Executive Officers

Classification	Number of persons	Compensation (¥ thousand)
Directors	4	55,207
(of the above, outside directors)	(3)	(27,655)
Executive officers	6	82,843
Total	10	138,050
(Note)	1. The amount to be paid to directors who concurrently serve as executive officers is ¥44,157,000, which is included in the compensation for executive officers.

2. The amount of compensation includes the aggregate value of incentive stock options issued in 2009 for Directors and Executive Officers of ¥2,057,000 (¥154,000 for directors and ¥1,903,000 for executive officers).

(3) Policy for Determining Details of Compensation for Executive Officers and Other Officers
The Company gives priority to the sustainable growth of shareholder value, and compensation for officers shall be granted based on a structure conducive to the priority.

(i) Policy
(A)
In order to increase incentives for better business performance and to secure qualified personnel, greater compensation shall be granted to officers who make greater contributions to the improvement of business performance.

(B)
The principal duty of directors is to supervise the execution of company operations, and their responsibilities and contributions are not directly linked to the sustainable growth of shareholder value.  In view of this fact, their compensation shall not be performance-based but shall be a fixed amount in principle.  By contrast, executive officers take primary responsibility for business performance, and their compensation shall be linked with achieved performance.

(C)
Accordingly, compensation systems for directors and executive officers (including executive officers who concurrently serve as directors) shall be different from each other.  An annual salary for management oversight duties shall be paid to directors.  As the role of executive officers lies in the sustainable growth of shareholder value, their compensation shall include an annual salary linked to their responsibilities and cash bonuses linked to their contribution to business performance.

(D)	From the viewpoint of granting bonuses according to business performance, cash bonuses shall be linked to consolidated net income.
(E)
Each component of compensation shall be of the appropriate level according to assigned responsibilities, taking into account the result of an external institution’s survey regarding the compensation of domestic corporate managers.

(ii)  Compensation Structure for Officers
The compensation structure for officers is as follows.
Directors
- Annual salary
Executive Officers
- Annual salary
- Cash bonus
Cash bonuses shall be up to 3% of consolidated net income.

The Company has abolished the granting of stock options exercisable after retirement as a long-term incentive for fiscal year 2011 and thereafter.

5. Accounting Auditors

(1)	Name: KPMG AZSA LLC

(2)	Compensation for the Fiscal Year Under Review

Compensation with respect to the operations prescribed in Article 2, paragraph 1 of the Certified Public Accountant Act (Act No. 103 of 1948)	¥35,500,000	(Note)

(Note)
Since the compensation for the audit operations pursuant to the Companies Act and the compensation for the audit operations pursuant to the Financial Instruments and Exchange Act are not clearly separated in the audit contract between the Company and accounting auditors and cannot be substantively separated, the above-stated amount represents the aggregate amount of these compensations.

(3)	Total amount of cash and other property benefits to be paid by the Company and its consolidated subsidiaries to accounting auditors
¥35,500,000

(4)	Policy for Decisions on Dismissal or Non-reappointment of Accounting Auditors
In cases where the Audit Committee deems that an accounting auditor is having difficulty in conducting audit operations appropriately, or where it deems the dismissal or non-reappointment of the accounting auditor to be appropriate for any other reason, the Company shall propose the dismissal or non-reappointment of the accounting auditor as an agenda item at a general meeting of shareholders.
In the case where it is deemed that the accounting auditor is subject to any of the reasons for dismissal prescribed in Article 340, paragraph 1 of the Companies Act, the Audit Committee shall dismiss the accounting auditor and the committee member selected by the committee shall report the dismissal and the reasons thereof at the first general meeting of shareholders held since the dismissal.

[Reference]
Companies Act
Gist of Article 340 (Dismissal of Accounting Auditors by Audit Committee)
(in accordance with the word replacement applied subject to the provision of paragraph 5 of the same Article)
(1) The Audit Committee may dismiss an accounting auditor if that accounting auditor:
(i) has breached his or her duty in the course of his/her duties，or neglected his/her duties;
(ii) has engaged in conduct inappropriate for an accounting auditor; or
(iii) has difficulty in, or is unable to cope with the execution of his/her duties due to mental or physical disability.

6.	Corporate System and Policy

(1)	Policy for Decisions on Distribution of Surplus

For the fiscal year under review, while the Company decided to pay an interim dividend of ¥5 per share, as the Company suffered substantial net loss in and after the third quarter due to decline in the value of its real estate properties and valuation losses in real estate investment securities and other securities, the Company has decided not to pay a year-dividend for this fiscal year.
The Company has also decided not to pay an interim dividend for the following fiscal year in order to enhance its financial foundation.

(2)	System to Ensure the Properness of Operations

The following are the key points of the decisions made by the board of directors in order to develop a system to ensure the properness of operations of the Company.

The Company is striving to maintain management that will deepen trust and relationships between the Company and all of its stakeholders through efforts to transform corporate values and sincere, earnest actions.
Therefore, the Company will create a corporate governance structure based upon the strengthening of the board of director’s ability to monitor executive officers of the Company.

(i) Matters concerning directors and employees responsible for assisting with the duties of the Audit Committee

The body responsible for assisting with the duties of the Audit Committee shall be the Corporate Auditing Office.
Employees responsible for assisting with the duties of the Audit Committee shall belong to the Corporate Auditing Office.

(ii) Matters concerning the independence of such directors and employees from executive officers (hereinafter including division executives, described in (viii) below)

The consent of the Audit Committee shall be required to determine personnel changes, performance appraisals, and salaries with respect to the employees.

(iii) System to report to the Audit Committee by executive officers and employees, and other systems to report to the Audit Committee

 Matters to be reported by executive officers and employees to the Audit Committee are as follows.
-	Where they discover any facts that may cause serious damage to the Company, they shall report on matters related to said facts.
-	The executive officer in charge of the accounting and tax planning group shall report on details regarding profit and loss and assets.
-	General managers and executive officers in charge of business operations shall report on the status of risk management implemented by each committee of each operating division.

-
The chief compliance officer shall report on the activities of the Corporate Ethics Committee and any actions reported by executive officers and employees that violate the “Shoei Group Code of Corporate Conduct.”

-	The general manager of the Corporate Auditing Office shall report on the status of implementation of internal audits.

(iv) Other systems aimed at ensuring effective audits by the Audit Committee

In order to enhance the auditing functions of the Audit Committee, the committee chairman (a certified public accountant serving as an outside director) shall attend the meetings of the board of directors and other important committees related to internal controls.  The members of the Audit Committee (full-time) regularly attend the important company meetings and inspect and examine important documents, such as internal circulars for managerial decisions.  Further, the other member of the Audit Committee shall attend important committee meetings and monitor and inspect the status of the operation of management.
The Company has established the “Corporate Auditing Office” to assist the Audit Committee and to both monitor and report on the internal control of executive officers.  The Corporate Auditing Office shall regularly report on the results of its internal audits such as audits of internal control and related companies to the Audit and Internal Control Committees.
In addition, the Audit Committee shall hold meetings to receive reports from accounting auditors of the Company regarding quarterly reviews and annual audits, and shall keep in close contact with the accounting auditors.  The President and Chief Executive Officer of the Company shall create an internal control structure and evaluate its effectiveness through the Corporate Auditing Office in order to ensure proper financial reporting.

(v) System to ensure the properness of operations in the corporate group comprised of the Company, its parent company (if any) and subsidiaries

The jurisdiction and matters to be implemented annually of the Real Estate Group and subsidiaries shall be precisely prescribed in the “company regulations” and the annual management plan for each year.  Subsidiaries shall be managed in accordance with the “regulations on business management of subsidiaries.”  Moreover, in order to establish internal controls across the Group, representatives of subsidiaries shall be appointed as group officers who are assigned responsibility for internal controls within their respective company.  The group officers shall report on business performance and a range of management issues at the monthly performance report meeting.  Furthermore, any decision on the matters concerning subsidiaries that meet certain standards requires consultation with the relevant division of the Company and the approval of the president.  In order to further implementation of the business Group-wide and ensure proper execution of operations, the Corporate Auditing Office shall conduct an audit as appropriate.

(vi) System for the preservation and management of information regarding the execution of duties by executive officers

Important information shall be preserved and managed in accordance with the “regulations on management of documents, etc.,” and must be made available for inspection by the Audit Committee at any time.

(vii) Regulation on the management of risk of loss, and other systems

Pursuant to the “crisis management regulations” and “risk management regulations,” a risk management system shall be developed and the operation thereof shall be enhanced under the leadership of the chief compliance officer.  As for risk management, the Company regards it as important that structures to reduce potential risk factors be incorporated in business operations, and such structures be monitored as to whether they are working properly or not.  Potential risks shall be examined primarily at theme-specific meetings such as the marketable securities investment meeting and the financial strategy meeting.  The state of risks of the entire Group shall be reviewed at Comprehensive Risk Management Conferences held every quarter, and the necessary countermeasures shall be implemented.

(viii) System to ensure efficiency in the execution of duties by executive officers

The Company has decided to adopt a Committee structure, for the purpose of both enhancing business execution capability and strengthen auditors’ ability to monitor the execution of business operations.

The duties of executive officers, who are tasked with the execution of business operations, are decided through the resolutions of the board of directors, and make decisions on business execution as well as manage implementation.  In order to increase the efficiency of business execution, the Company has established a division executive system which places these executive officers under the orders of the board of directors and senior executive officers, and grants them limited power to execute departmental or business operations.  With respect to matters which could have a substantial impact on the Company, senior executive officers as well as division executives tasked with the execution of business shall perform comprehensive review of the matter in question, and shall establish a management meeting for submitting their opinions and concerns to the and Chief Executive Officer President of the Company.
With regard to business management, time schedules pertaining to the planning, execution and progress of projects shall be managed on a monthly basis, and the results shall be reported at the monthly business performance report meeting.  Matters that need to be disposed of shall be promptly resolved pursuant to instructions.  In addition to quarterly financial results reported by senior executive officers every three months, the board of directors shall receive reports from the monthly performance report meeting referenced above and provide instructions such as the revision of targets, if necessary.  Executive officers shall revise plans in line with these instructions and implement the new plan.  Significant matters related to management shall be reviewed at a meeting of the committee of outside directors that is held monthly as principle.

(ix) System to ensure compliance of execution of duties by employees with laws and regulations and the Articles of Incorporation

Internal controls shall be distinguished among implementation of business management, operational control, compliance, risk management and internal audit and shall be implemented within each by rules and deliberations and enforcement by committees.

In particular, internal control frameworks to ensure accuracy and reliability in financial reporting shall be reinforced.
With a view to fulfilling corporate social responsibility, the Company shall ensure thorough compliance with laws and regulations and the Articles of Incorporation, and rejects any relationship with antisocial forces which threaten public order and safety and impede economic activities.  In addition, the Company has established the “Shoei Group Code of Corporate Conduct” and the “Basic Guidelines for Everyday Company Activities”, and the Corporate Ethics Committee shall monitor the enforcement of these policies.
Internal circular resolution matters are checked by specialized divisions from the perspectives of respective professional fields.  Then the division in charge of compliance checks the matter in a comprehensive manner.  Each of these divisions provides signature confirmation and comments as necessary in the space provided on the internal circular to the effect that the final approver is able to make his/her decision taking the record on the internal circular into consideration.

Consolidated Balance Sheet

(As of December 31, 2011)

(¥ thousand)
Assets		Liabilities
Item	Amount	Item	Amount

Current assets	19,295,263	Current liabilities	34,864,119
Cash and deposit	18,364,881	Short-term loans payable	31,897,008
Notes and accounts receivable-trade	21,655	Income taxes payable	747,378
Deferred tax assets	158,210	Provision for bonuses	14,129
Other	750,546	Other	2,205,603
Allowance for doubtful accounts	- 30
		Noncurrent liabilities	106,596,274
Noncurrent assets	146,318,272	Long-term loans payable	97,086,066
Property, plants and equipment	116,047,039	Deferred tax liabilities	2,503,931
Buildings and structures, net	51,244,983	Provision for retirement benefits	39,999
Machinery and equipment, net	489,344	Guarantee deposited	6,749,991
Land	64,049,037	Other	216,285
Other, net	263,673
		Liabilities	141,460,393
Intangible assets	2,763,534	Net assets
Leasehold right	2,735,868
Software	23,665	Shareholders’ equity	21,911,586
Other	4,000	Capital stock	8,207,089
		Capital surplus	8,629,312
Investment and other assets	27,507,698	Retained earnings	8,071,852
Investment securities	17,157,464	Treasury stock	- 2,996,668
Real estate investment securities	9,911,307
Other	485,241	Other comprehensive income	2,185,745
Allowance for doubtful accounts	- 46,313	Valuation difference on available-for-sale securities	2,185,745

		Subscription rights to Shares	55,810

		Net assets	24,153,142
Assets	165,613,536	Liabilities and net assets	165,613,536
(Note) The amounts shown are rounded down to the nearest thousand yen.

Consolidated Statements of Income

(From January 1, 2011 to December 31, 2011)

		(¥ thousand)
Item	Amount
Net sales		11,656,214
Cost of sales		5,337,768
Gross profit		6,318,446
Selling, general and administrative expenses		845,817
Operating income		5,472,628
Non-operating income
Interest income	2,992
Other	26,069	29,062
Non-operating expenses
Interest expenses	2,561,990
Loss on investment securities	1,343,521
Other	27,303	3,932,815
Ordinary income		1,568,875
Extraordinary income
Gain on sales of noncurrent assets	115,885
Gain on sales of investment securities	12,684,459
Other	75,990	12,876,335
Extraordinary loss
Loss on sales of noncurrent assets	308,139
Impairment loss	10,684,370
Loss on valuation of investment securities	1,192,405
Loss on valuation of real estate investment securities	7,379,290
Other	544,655	20,108,861
Income (loss) before income taxes		5,663,650
Income taxes - current	968,000
Income taxes - deferred	3,136,812	4,104,812
Net loss before minority interests		9,768,463
Net income (loss)		9,768,463
(Note) The amounts shown are rounded down to the nearest thousand yen.

Consolidated Statements of Changes in Shareholders’ Equity

(From January 1, 2011)

(To December 31, 2011)

					(¥ thousand)
	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of December 31, 2010	8,203,700	8,626,800	18,241,284	- 2,997,287	32,074,497
Amount of changes during the period
Issuance of new shares	3,389	3,389			6,778
Dividends from surplus			- 400,967		- 400,967
Net income (loss)			- 9,768,463		- 9,768,463
Purchase of treasury stock				- 613	- 613
Disposal of treasury stock		- 877		1,233	355
Net changes of items other than shareholders’ equity
Total amount of change during the period	3,389	2,511	- 10,169,431	619	- 10,162,911
Balance as of December 31, 2011	8,207,089	8,629,312	8,071,852	- 2,996,668	21,911,586

				(¥ thousand)
	Accumulated other comprehensive income
	Valuation difference on available-for-sale securities	Total accumulated other comprehensive income	Subscription rights to shares	Net assets
Balance as of December 31, 2010	9,596,827	9,596,827	119,317	41,790,643
Amount of changes during the period
Issuance of new shares				6,778
Dividends from surplus				- 400,967
Net income (loss)				- 9,768,463
Purchase of treasury stock				- 613
Disposal of treasury stock				355
Net changes of items other than shareholders’ equity during the period	- 7,411,082	- 7,411,082	- 63,507	- 7,474,589
Total amount of change during the period	- 7,411,082	- 7,411,082	- 63,507	- 17,637,501
Balance as of December 31, 2011	2,185,745	2,185,745	55,810	24,153,142
(Note) The amounts shown are rounded down to the nearest thousand yen.

Consolidated Notes

Notes concerning Important items forming the basis of the creation of consolidated financial statements
1. Scope of Consolidation
Consolidated Subsidiaries

The consolidated financial statements include the accounts of the Company and its 1 consolidated subsidiary: Three Cranes Co., Ltd.

Big Forest Capital Co., Ltd., which was a consolidated subsidiary until the previous fiscal year, has been removed from the scope of consolidated subsidiaries due to liquidation.

2. Application of the Equity Method
Affiliates Accounted for by the Equity Method: 1
Yasuda Shoei Real Estate Asset Management Co., Ltd.

3. Fiscal Year for Consolidated Subsidiaries
For special purpose companies which have different accounting settlement date, the financial statements of the Company are prepared based on their provisional accounting settlements.
Necessary adjustments will be made for consolidation if any significant transactions occur between such provisional accounting settlement dates and the consolidated balance sheet date.

4. Bases for Accounting
(1) Valuation criteria and method for significant assets

Marketable securities
Marketable securities classified as other securities
Marketable securities with determinable market value
Stated at market value, determined by the market price as of the end of the fiscal year and other means, with all valuation gains or losses reported in net assets and the cost of securities sold is determined by the moving-average method.

Marketable securities without determinable market value
Stated at cost determined by the moving-average method.
Investments in limited liability investment partnerships and similar partnerships (those deemed as marketable securities in accordance with Article 2 (2) of the Financial Instruments and Exchange Law) are accounted for by including the Company’s net equity in these investments based on the most recent financial statements available according to balance sheet dates stipulated in the investment partnership agreements.

Credits and liabilities generated through derivative transactions
Stated at market value

(2) Method for depreciating and amortizing significant assets
Property, plant and equipment (excluding lease assets)
Straight-line method.
Useful lives and residual values are determined in accordance with the method prescribed in the Corporation Tax Act of Japan.
However, the useful lives of some leasing facilities are based on the lease period and the residual value is assumed to be zero in the case that the lease period is objectively restricted and the building or structure is expected to be rebuilt at the end of the lease period because it is difficult to use the facility for any other purpose.

Intangible noncurrent assets (excluding lease assets)
Straight-line method.
Useful lives are determined in accordance with the Corporation Tax Act of Japan.
However, in-house software is amortized by the straight-line method based on an internally estimated useful life of five years.

(3) Accounting for significant allowances
Allowance for doubtful accounts
The allowance for doubtful accounts provides for possible losses arising from default on accounts receivable. The allowance is made up of two components: the estimated credit loss for doubtful receivables based on an individual assessment of each account, and a general reserve calculated based on historical default rates, as permitted by the Corporation Tax Act of Japan.

Provision for bonuses
A provision for bonuses is provided to cover the costs of bonuses to be paid to employees, determined on the basis of the estimated amount to be paid for services rendered by employees in the fiscal year under review.

Provision for retirement benefits
A provision for retirement benefits is provided to cover the retirement benefits of employees required to pay. The provision is determined as of the end of the fiscal year based on the projected retirement benefit liabilities and pension assets at the fiscal year balance sheet date.

(4) Accounting for significant hedging activities
(i) Hedge accounting methods
● Marketable securities classified as other securities (the ones with market value) are accounted for by the mark-to-market method.
● As interest rate swaps qualify for special treatment, they are accounted for by special treatment.

(ii) Hedging instruments/hedged items
● Hedging instruments……Credit transactions, individual equity options and interest-rate swap transactions
● Hedged items……………...Marketable securities classified as other securities, and interest paid (interest on loans)

There are no balances of credit transactions or individual stock option transactions as of the end of fiscal year 2011.

(iii) Hedging policy
The Shoei Group undertakes credit and derivative transactions solely for the purpose of hedging against fluctuations in share prices and interest rates, in conformity with internal risk management guidelines.

In fiscal year 2011, the Company did not conduct credit transactions or derivative transactions that it previously conducted in order to avoid risks from share price fluctuations.

(iv) Evaluation of hedging effectiveness
The evaluation of hedging effectiveness for credit transactions and individual equity options has been omitted on the assumption that the hedged item is one and the same as the stock subject to the credit transaction or individual equity option, and that market changes since the start of hedging have been completely offset.
The evaluation of hedging effectiveness for interest-rate swaps has been omitted on the assumption that the significant factors concerning the hedging instrument and the hedged items are one and the same, and that market changes since the start of hedging have been completely offset.

(5) Other important items forming the basis of the creation of consolidated financial statements
Accounting treatment of consumption taxes:
Financial statements are prepared exclusive of consumption taxes.

Changes in Significant Accounting Policies Used in Preparation of Consolidated Financial Statements
Change in Accounting Standards
Accounting Standard for Asset Retirement Obligations

Beginning fiscal year 2011, the “Accounting Standard for Asset Retirement Obligations” (ASBJ Statement No. 18, March 31, 2008) and the “Guidance on Accounting Standard for Asset Retirement Obligations” (ASBJ Guidance No. 21, March 31, 2008) are being applied.
As a result, operating income and ordinary income in the current fiscal year each decreased by ¥12,484,000, while net income before income taxes increased ¥61,819,000.

Changes to Presentation Method

(Consolidated balance sheet and consolidated statements of shareholders’ equity)
Following the application of the “Ministry Ordinance for Partial Amendment of the Ordinance on Terminology, Forms , and Preparation Methods of Financial Statements  (Ministry of Justice Ordinance No. 33 issued on September 30, 2010), based on the Accounting Standard for Presentation of Comprehensive Income (ASBJ Statement No. 25, issued on June 30, 2010), the line item “Valuation and Adjustments for Exchange” are presented as “Cumulative Other Comprehensive Income” in the consolidated balance sheet and consolidated statements of shareholders’ equity for this consolidated fiscal year.

(Consolidated statements of income)
Following the application of the “Companies Act Enforcement Rules, Ministry Ordinance for Partial Amendment of the Ordinance on Terminology, Forms, and Preparation Methods of Financial Statements (Ministry of Justice Ordinance No. 7 issued on March 27, 2009), based on the Accounting Standard for Consolidated Financial Statements (ASBJ Statement No. 22, issued on December 26, 2008), the line item “net income before minority interests” is presented.

Notable items concerning consolidated balance sheet
1. Assets pledged as collateral and collateral-backed liabilities
Assets pledged as collateral
Buildings and structures	¥46,058,859,000
(including that pledged for non-recourse loans)	¥(6,013,067,000)
Land	¥53,276,637,000
(including that pledged for non-recourse loans)	¥(2,491,843,000)
Marketable investment securities	¥14,992,000
Liabilities backed by above collateral
Short-term loans payable	¥3,978,000,000
Long-term loans payable (including current portion)	¥63,194,574,000
(including non-recourse loans)	¥(2,697,600,000)
Guarantee deposits (including current portion)	¥278,944,000

Of the investment securities, investment securities of ¥14,992,000 were pledged as collateral in the form of guarantees for operating transactions.

2. Cumulative depreciation on property, plant and equipment                                 ¥21,310,382,000

3. Primary assets related to real estate in trust included in the following accounts.
Property, plant and equipment
Buildings and structures	¥20,147,394,000
Land	¥27,952,338,000
Other	¥8,421,000
Intangible assets
Other	¥30,000

4. Real estate investment securities
Marketable securities used for silent partnership investments and priority investments in a special-purpose company engaged mainly in real estate investment are shown as “Real estate investment securities.”

5. Financial restriction provision
The Company has breached its financial covenant in syndicated loan agreement that the Company executed with multiple financial institutions (loan balance ¥31,150 million as of December 31, 2011) (excerpt: “[M]aintain net assets as accounted for on the consolidated balance sheets of the Company as of June 30 and December 31 of each year, but excluding the value of valuation adjustments in other marketable securities, at a  level that is at least 75% of net assets, respectively, as of June 30 and December 31 of the previous year and in any case at no less than ¥28.8 billion”) as of December 31, 2011, however it has received written waiver from financial institutions participating in the syndicated loan agreement in regards to their right to accelerate the loans with the understanding that the Merger with Hulic will proceed.

6. Contingent liabilities
The Company has assumed additional capital contribution obligations of ¥3,520,000,000 toward debt repayment obligations of the Surugadai Development SPC that is proportional to its stake in the SPC.

7. Assets and liabilities of special purpose companies included in consolidated financial statements

Three Cranes, Ltd.
Current assets	¥1,471,958,000
Noncurrent assets	¥8,504,911,000
Total assets	¥9,976,869,000
Current liabilities	¥111,619,000
Noncurrent liabilities	¥2,615,250,000
Total liabilities	¥2,726,869,000

Non-recourse loans are included in the above current liabilities and fixed liabilities.  Non-recourse loans are loans procured from financial institutions by special-purpose companies that are consolidated subsidiaries with various real estate holdings as collateral.  Only the relevant real estate and cash flow generated from this real estate will be used as repayment sources.

The following are the non-recourse loans, and the assets that will be repayment sources.
Non-recourse loans
Short-term loans payable	¥82,350,000
(current portion of long-term loans payable)
Long-term loans payable	¥2,615,250,000
Assets that will be repayment sources
Buildings and other structures	¥6,013,067,000
Land	¥2,491,843,000

Notable items concerning consolidated statements of income
Impairment losses
In fiscal year 2011, the Shoei Group posted impairment loss on the following asset group.
Use	Type	Location
Commercial facility	Building	Adachi-ku, Tokyo
Commercial facility	Land	Adachi-ku, Tokyo
Parking lot	Land	Naka-ku, Hiroshima
Leasing building	Land	Chiyoda-ku, Tokyo
Leasing apartments	Building	Chuo-ku, Tokyo
Leasing apartments	Land	Chuo-ku, Tokyo

Similar to the way it segments its businesses, the Shoei Group groups its assets based on minimum units that allow ongoing comprehension of cash flows.

Because of a remarkable drop from the market in the current fiscal year, the book value was reduced to the recoverable amount and the amount of decrease was recognized as an impairment loss of ¥10,684,370,000.

The impairment loss included ¥6,143,322,000 in buildings and ¥4,541,047,000 in land.  The recoverable amount is calculated from the net transfer price and based on appraisal by real estate appraiser.

Notable items concerning consolidated changes in shareholders’ equity

1. Type and number of shares issued

Type of shares	As of December 31, 2010	Increase during the fiscal year	Decrease during the fiscal year	As of December 31, 2011
Common stock	¥41,322,282	---	---	41,322,282

2. Type and number of shares in treasury stock

Type of shares	As of December 31, 2010	Increase during the fiscal year	Decrease during the fiscal year	As of December 31, 2011
Common stock	1,229,311	864	506	1,229,669

(Overview of Changes)
The following are the reasons for the increase of shares.
Increase due to purchase of shares less than one unit: 864 shares
The following is the reason for the decrease of shares.
Decrease due to sale of shares less than one unit in response to the request to do so: 506 shares

3. Dividends

Date of Approval	Type of shares	Dividend amount (¥ thousand)	Dividend per share (¥)	Record date	Effective date
February 2, 2011 Board of Directors meeting	Common stock	200,464	5	December 31, 2010	March 7, 2011
August 4, 2011 Board of Directors meeting	Common stock	200,502	5	June 30, 2010	August 26, 2010

4. Shares subject to stock warrants as of December 31, 2011

	Resolution of the Board of Directors of March 23, 2007	Resolution of the Board of Directors of June 22, 2007	Resolution of the Board of Directors of March 25, 2008	Resolution of the Board of Directors of March 25, 2008
Types of shares subject to Stock Warrants	Common Stock	Common Stock	Common Stock	Common Stock
Number of Shares subject to Stock Warrants	25,300 shares	1,100 shares	40,000 shares	500 shares

Notable items concerning taxes
1. Breakdown of principal reasons for deferred tax assets and deferred tax liabilities

Deferred tax assets
Provision for retirement benefits		¥14,483,000
Directors’ retirement benefits payable		¥6,591,000
Amount of repudiated accrued enterprise tax		¥96,718,000
Excess depreciation and amortization		¥292,617,000
Loss from impairment		¥4,153,201,000
Loss on valuation of investment securities		¥260,570,000
Loss on valuation of real estate investment securities		¥2,714,847,000
Other		¥257,872,000
Subtotal		¥7,796,904,000
Valuation allowance	-	¥6,467,185,000
Total deferred tax assets		¥1,329,713,000

Deferred tax liabilities
Reduction entry deposits		¥2,417,930,000
Valuation difference on available-for-sale securities		¥1,208,269,000
Other		¥49,240,000
Total deferred tax liabilities		¥3,675,439,000

Net deferred tax liabilities		¥2,345,720,000

Note:  Net deferred tax liabilities are included in the following consolidated balance sheet line items.
Current assets-Deferred tax assets	¥158,210,000
Noncurrent liabilities-Deferred tax liabilities	¥2,503,931,000

2 Reconciliation of the differences between the statutory tax rate and the effective tax rate.

Not presented because Shoei posted a net loss before income taxes.

3. Adjustments to deferred tax assets and deferred tax liabilities as per the statutory tax rate change:

There will be changes in corporate taxation rates for the fiscal years that start on or after April 1, 2012 pursuant to the “Revised Corporation Tax Act and the Act of Securing Financial Resources for Reconstruction” (2011 Law No. 114) and the “Act on Special Measures for Securing Financial Resources Necessary for Reconstruction from the Great East Japan Earthquake” (2011 Law No. 117), which were enacted into law on were announced on December 2, 2011.  Accordingly, the statutory tax rates used to calculate deferred tax assets and deferred tax liabilities will be as follows due to the period in which the temporary disparities are resolved:

Until December 31, 2012:  40.7%
From January 1, 2013 to December 31, 2015: 38.0%
From January 1, 2016: 35.6%

This tax rate change will lead to a ¥439,503,000 decrease in net deferred tax liabilities and resulted in a ¥266,408,000 decrease in the amount of enterprise tax recorded as an expense for fiscal year 2011.

Notable items concerning use of leased noncurrent assets

1. Finance lease transactions

(Borrower)
Finance lease transactions involving the transfer of ownership
Finance lease transactions not involving transfer of ownership conducted before December 31, 2008 were recorded as normal leasing transactions using the standard accounting method.  Details of such transactions are as follows below:

(1) Total acquisition cost for leased properties, cumulative amount of depreciation and fiscal year-end balance
Total acquisition amount
Other (Tools, furniture and fixtures)	¥5,760,000
Cumulative amount of depreciation
Other (Tools, furniture and fixtures)	¥4,512,000
Fiscal year-end balance
Other (Tools, furniture and fixtures)	¥1,248,000
(2) Unearned lease payments as of the fiscal year end
Within 1 year	¥1,152,000
Over 1 year	¥96,000
Total	¥1,248,000

(Note) As “Total acquisition amount” and “Unearned lease payments as of the fiscal year end” comprise a small portion of the amount of year-end noncurrent assets, they are calculated by including interest paid.

(3) Amount of lease payments and corresponding amount of depreciation
Amount of lease payment	¥1,152,000
Amount of depreciation	¥1,152,000

(4) Calculation method for amount of depreciation
The Company uses the straight-line method with residual value at zero and useful life of the lease period.

2. Operating lease transactions

(Borrower)
Unearned lease payments
Within 1 year	¥1,824,000,000
Over 1 year	¥304,000,000
Total	¥2,128,000,000

(Lender)
Unearned lease payments
Within 1 year	¥703,778,000
Over 1 year	¥8,395,680,000
Total	¥9,099,459,000

Notable items concerning financial instruments

1.  Matters concerning the status of financial instruments

(1) Dealing policies for financial instruments

The Group operates funds mainly by safe and highly liquid deposits and raises funds mainly by loaning from financial institutions.  Derivative transactions are made for the purposes of hedging interest rate risks and stock price fluctuation risks and also trading.

(2) Contents and risks of financial instruments and risk management system (Account receivable-trade)
Operating receivables exposed to customer credit risks.  However, each business division monitors the statuses of main customers periodically and manage due dates and balances by customers to find early and reduce concerns about debt collection due to the worsening of financial statuses.

(Investment securities)
Shares of companies having business relationships and also shares held to promote business.  These are exposed to market price fluctuation risks and issuer credit risks.  However, the risks are hedged by using derivative transactions (individual stock option and credit transactions) and the holding statuses are reviewed continuously.

However, as of the end of fiscal year 2011, the Group was not carrying out hedges by using derivative transactions (individual stock option and credit transactions).

(Real estate investment securities)
Mainly priority investments to special purpose companies and silent partnership investments to specific purpose companies, based on the Act on Securitization of Assets, that are held to promote business.  These are exposed to issuer credit risk. However, the financial statuses of issuers are checked periodically.

(Loans)
Operating funds and capital investment funds.  Long-term loans payable are partially exposed to interest rate risks because of variable interest rates.  The risks are partially hedged by using derivative transactions (interest- rate swap agreement).

(Derivative transactions)
Interest rate swap transactions to hedge interest expense fluctuation risks on loans, individual stock option transactions and credit transactions to hedge price fluctuation risks on held shares, and individual stock option transactions for trading.  Within the limited range of position determined by the board of directors, the securities division executes individual stock option transactions and credit transactions and reports the transaction statuses periodically.

However, as of the end of fiscal year 2011, the Group was not carrying out individual stock option and credit transactions to hedge price fluctuation risks on held shares or individual stock option transactions for trading.

(3) Supplementary explanation on matters concerning the market values of financial instruments
The market values of financial instruments include not only values based on market prices but also values rationally calculated when market prices are not available.  Since the values are calculated by considering fluctuation factors, however, they may fluctuate depending on prerequisites used.

Regarding the amount of agreement described in derivative transactions, the amount itself does not indicate a market risk in a derivative transaction.

2. Market value of financial instruments
In Fiscal 2011 (As of December 31, 2011), the consolidated balance sheet states the carrying prices, market values, and their differences shown in the table below.  The table does not include financial instruments whose market values are extremely difficult to find out (see Note 2)

	Carrying value (¥ thousand)	Market Value (¥ thousand)	Change (¥ thousand)
(1) Cash and deposits (2) Accounts receivable-trade (3) Investment securities Other securities	18,364,881 21,655 15,723,773	18,364,881 21,655 15,723,773	─ ─ ─

Total Assets	34,110,310	34,110,310	─
(1) Short-term payable (2) Long-term loans payable (including current portion)	10,978,000 118,005,074	10,978,000 119,647,555	─ ─ 1,642,481
Total Liabilities	128,983,074	130,625,555	1,642,481
Derivative transactions*	─	─	─

Note 1: Methods of calculating the market values of financial instruments and matters concerning securities and derivative transactions

Assets
(1) Cash and Deposits, (2) Accounts receivable-trade
These financial instruments are settled in short terms.  Since their market values are therefore similar to carrying values, the carrying values are used.
(3) Marketable investment securities
Regarding the market values of these financial instruments, bonds are based on prices presented by securities companies while listed shares are based on prices at exchanges.

 Notes on marketable securities held for each purpose are as follows:

(1)  The proceeds from the sale of other securities during fiscal year 2011 was ¥45,133,220,000.  Total gain from such sales was ¥12,791,585,000 and total loss from such sales was ¥1,751,416,000.

The carrying values, acquisition costs and the difference of those values of other securities by category are as follows:

(Other securities with determinable market value)
(¥ thousand)
Category	Type	Carrying value	Acquisition cost	Difference
Securities with carrying values on consolidated balance sheets exceeding their acquisition costs	(1) Shares (2) Bonds (3) Other	10,678,053 14,992 ─	6,811,595 14,364 ─	3,866,458 627 ─
	Subtotal	10,693,046	6,825,959	3,867,086
Securities with carrying values on consolidated balance sheets below their acquisition costs	(1) Shares (2) Bonds (3) Other	5,030,727 ─ ─	5,503,799 ─ ─	-473,072 ─ ─
	Subtotal	5,030,727	5,503,799	-473,072
Total		15,723,773	12,329,759	3,394,014

(2) “Acquisition cost” in the chart above is the book value after booking impairment loss.  The loss on impairment on shares, which is other securities with determinable value, was ¥552,182,000 for fiscal year 2011.

Liabilities
(1) Short-term loans payable
These financial instruments are settled in short terms.  Since their market values are therefore similar to carrying values, the carrying values are used.
(2) Long-term loans payable (including current portion)
Long-term loans of variable interest rates reflect market interest rates in short terms.  Since their market values are therefore similar to carrying values, the carrying values are used.  For long-term loans of fixed interest rates, the total amounts of principal and interest are calculated from the current values based on the estimated interest rates of new similar loans.

Derivative Transactions
(1) Derivative transactions that are not hedged derivative transactions
There are no applicable items.
(2) Hedged derivative transactions

Amount of value of the agreement and amount of notional principal amount set out in the agreement by type of hedge accounting method are as follows.

Interests
(¥ thousand)
Hedge accounting methods	Type of derivative transactions	Main object of hedging	Amount of agreement	Amount of agreement over one year	Market value
Special treatment for interest-rate swap transactions	Interest-rate swap transactions Payment fixed and receipt variable	Long-term loans payable	59,846,933	54,987,550	*
* Interest-rate swap transactions given special accounting treatment are processed together with long-term loans that are objects of hedging.  Therefore, their market prices are included in those of the said long-term loans.

Note 2: Financial instruments whose market values are deemed extremely difficult to determine

Type	Carrying Value (¥ thousand)
Investment securities Non-listed shares* Shares of affiliates* Real estate investment securities Priority investment securities, etc.* Long-term guarantee deposited*	1,100,566 333,124 9,911,307 6,749,991
* In the current consolidated fiscal year, ¥640,222,000 and ¥7,379,290,000 is impaired on non-listed shares of investment securities and priority investment securities for real estate investment securities, respectively.

* For non-listed shares and shares of affiliates, no market values are given because they are extremely difficult to determine or substitute market prices for them.

* For priority investment securities, etc., no market values are given because they are extremely difficult to determine or substitute market prices for.

* For long-term guarantee deposited, no market values are given because no market prices are available and it is difficult to calculate the substantial periods of deposits from when lessees enter until they leave.

Notable items concerning lease properties

The Company and its consolidated subsidiaries own office buildings and commercial facilities in Tokyo and other areas to earn leasing income.

Some of the office buildings are used by the Company and are regarded as real estate including lease properties.

For these lease real estate and real estates including lease properties, the carrying values on the consolidated balance sheet at the end of the current consolidated fiscal year, increases or decreases in the year, and market values and their calculation methods are as follows:

	Carrying value (¥ thousand)	Market value as of December 31, 2011 (¥ thousand)
Lease properties	117,201,113	109,985,717
Real estate that are partially used as lease properties	1,285,987	3,810,000

Note: 1. The carrying value on the consolidated balance sheet was calculated by deducting accumulated depreciation from acquisition costs.

2. The market values at the end of fiscal year 2011 are either amounts appraised by an external real estate appraiser on the basis of the real estate appraisal standards, or are amounts adjusted using indexes or appraised amounts considered to appropriately reflect market prices at the time of the real estate’s acquisition from their parties, so long as the said appraised amounts or indexes have not changed drastically since then.

In the term ending December 31, 2011, income and losses from the lease real estates and real estates including lease properties are as follows:

	Income from lease properties (¥ thousand)	Lease expenses (¥ thousand)	Difference (¥ thousand)	Other (¥ thousand)
				Losses on sale	Loss on retirement	Impairment losses	Other losses
Lease properties	9,361,512	5,266,880	4,094,631	115,885	308,139	10,684,370	187,262
Real estate that are partially used as lease properties	171,901	89,593	82,308	─	─	─	─

Note: Included in the real estate partially used as lease properties are some properties that the Company uses for the provision of services and administration management.  Lease income from such properties is not recorded. However, expenses on the said real estate (depreciation, repairs, insurance, and taxes, etc.) are included in lease expenses.

Notable items concerning per-share information
Net assets per share	¥600.92
Net loss per share for fiscal year 2011	¥243.62

Notable items concerning major subsequent events

(Significant mergers)

At the February 2, 2012 board of directors’ meeting, the Company resolved to consummate the Merger with Hulic Co., Ltd. based on the Basic Merger Agreement which was entered into by the Company and Hulic on December 20, 2011 and the companies entered into the Merger Agreement on the same date.  Pursuant to the Merger, Hulic will merge into the Company, with the Company as the surviving entity.

1. Purpose of the Merger

In the current difficult operating environment including the recent real estate market situation, the Company will centralize its real estate business with an eye toward stabilizing operations supported by the stable operational and financial foundation of Hulic Co., Ltd., and it will promote continued growth in corporate value and increase returns to shareholders by maximizing the potential of stable assets of both companies.

2. The target merger company’s name, main business activities, scale etc.

(1) Name	Hulic Co., Ltd.
(2) Main business activities	Real estate ownership, leasing, purchase and sale, and brokerage, as well as related activities
(3) Sales※	¥74,738 million
(4) Net income for fiscal year 2011※	¥9,336 million
(5) Total assets※	¥476,244 million
(6) Net assets※	¥104,356 million

*Values are for fiscal year ending December 31, 2011.

3. Merger method

Under the Merger, Hulic will merge into the Company, with the Company as the surviving entity.

4. Name of company after the Merger

Hulic Co., Ltd.

5. Merger ratio, as well as type and number of shares issued due to the Merger

(1) Merger ratio
	The Company (surviving company)	Hulic (absorbed company)
Merger ratio	1	3

* The above Merger Ratio is subject to change upon mutual consultation between the Company and Hulic in the event that a material change occurs to factors on which the analyses of the Merger Ratio were based.

(2) Number and type of shares issued due to the Merger

Common shares: 493,937,154 (scheduled)

No shares will be allotted for shares of the Hulic’s common stock held by the Company (7,000,000 shares of common stock as of December 31, 2011) and treasury stock held by Shoei (82 shares of common stock as of December 31, 2011) immediately prior to the effectiveness of the Merger.

The number of shares to be transferred pursuant to the Merger may be adjusted due to changes in the number of treasury shares held by Hulic or exercise of stock warrants with respect to the Hulic’s common stock.

6. Merger schedule

Entry into the Basic Merger Agreement	December 20, 2011
Record date for shareholders’ meeting	December 31, 2011
Meetings of the Board of Directors to approve the Merger	February 2, 2012
Entry into the Merger Agreement	February 2, 2012
General meetings of shareholders to approve the Merger	March 23, 2012 (scheduled)
Final trading day (Hulic)	June 26, 2012 (scheduled)
Date of delisting (Hulic)	June 27, 2012 (scheduled)
Effective date of the Merger	July 1, 2012 (scheduled)

7. Summary of accounting treatment

“Accounting Standard for Business Combinations” (ASBJ Statement No. 21) and “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No. 10, December 26, 2008) will be applied for the accounting for this Merger, making Hulic the company which is acquired pursuant to the scheduled purchasing method. (As Shoei will be the legally surviving company, it is anticipated that this will be treated as a reverse acquisition.)

Non-Consolidated Balance Sheet

(As of December 31, 2011)

(¥ thousand)
Asset		Liabilities
Items	Amounts	Items	Amounts

Current assets	18,878,288	Current liabilities	35,807,482
Cash and deposits	17,986,416	Short-term loans payable	10,978,000
Accounts receivable-trade	21,655	Current portion of long-term loans payable	20,836,658
Prepaid expenses	30,586	Accounts payable-other	1,846,124
Accounts receivable-others	437,867	Accrued expenses	546,141
Deferred tax assets	158,210	Income taxes payable	747,378
Other	243,582	Advances received	672,034
Allowance for doubtful accounts	- 30	Deposits received	167,015
		Provision for bonuses	14,129
Noncurrent assets	144,837,668
Property, plant and equipment	107,542,127	Noncurrent liabilities	103,981,024
Buildings, net	44,792,644	Long-term loans payable	94,470,816
Structures, net	439,270	Deferred tax liabilities	2,503,931
Machinery and equipment, net	489,344	Provision for retirement benefits	39,999
Tools, furniture and fixtures, net	261,605	Lon-term guarantee deposited	6,749,991
Land	61,557,193	Other	216,285
Construction in progress	2,068
		Liabilities	139,788,506
Intangible assets	2,763,534	Net assets
Leasehold right	2,735,868
Software	23,665	Shareholders’ equity	21,685,894
Other	4,000	Capital stock	8,207,089
		Capital surplus	8,629,312
Investment and other assets	34,532,006	Legal capital surplus	7,598,248
Investment securities	16,824,339	Other capital surplus	1,031,063
Real estate investment securities	17,161,307	Retained earnings	7,846,160
Stocks of subsidiaries and affiliates	107,432	Legal retained earnings	175,000
Investment in capital	42,558	Other retained earnings	7,671,160
Long-term loans receivable	3,971	Reserve for reduction entry	4,369,183
Long-term prepaid expenses	27,388	Retained earnings brought forward	3,301,976
Other	411,321	Treasury stock	- 2,996,668
Allowance for doubtful accounts	- 46,313
		Valuation and translation adjustments	2,185,745
		Valuation difference on available-for-sale securities	2,185,745
		Subscription rights to shares	55,810

		Net assets	23,927,450
Asset	163,715,957	Liabilities and net assets	163,715,957
(Note) The amounts shown are rounded down to the nearest thousand.

Non-Consolidated Statements of Income

(From January 1, 2011 to December 31, 2011)

(¥ thousand)
Item	Amount

Net sales		11,306,486
Cost of sales		5,064,495
Gross profit		6,241,991
Selling, general and administrative expenses		845,617
Operating income		5,396,373
Non-operating income
Interest income	2,884
Dividends income	10,000
Other	8,717	21,602
Non-operating expenses
Interest expenses	2,508,810
Loss on investment of securities	1,343,521
Other	13,244	3,865,576
Ordinary income		1,552,400
Extraordinary income
Gain on sales of noncurrent assets	115,885
Gain on sales of investment securities	12,684,459
Other	75,990	12,876,335
Extraordinary loss
Loss on sales of noncurrent assets	308,139
Impairment loss	10,684,370
Loss on valuation of investment securities	1,192,405
Loss on valuation of real estate investment securities	7,379,290
Other	535,445	20,099,651
Income (loss) before income taxes		5,670,916
Income taxes - current	968,000
Income taxes - deferred	3,136,812	4,104,812
Net income (loss)		9,775,729
(Note) The amounts shown are rounded down to the nearest thousand.

Non-Consolidated Statements of Changes in Shareholders’ Equity

From January 1, 2011 to December 31, 2011

				(¥ thousand)
	Shareholders’ equity
		Capital surplus
	Capital stock	Legal capital surplus	Other capital surplus	Total capital surplus
Balance as of December 31 2010	8,203,700	7,594,859	1,031,940	8,626,800
Amount of changes during the period
Issuance of new shares	3,389	3,389		3,389
Dividends from surplus
Reversal of reserves for dividend equalization
Provision of reserve for reduction entry
Reversal of reserve for reduction entry
Reversal for general reserve
Net loss
Purchase of treasury stock
Disposal of treasury stock			- 877	- 877
Net changes of items other than shareholders’ equity
Total amount of change during the period	3,389	3,389	- 877	2,511
Balance as of December 31 2011	8,207,089	7,598,248	1,031,063	8,629,312

	Shareholders’ equity
	Retained earnings						Treasury stock	Total shareholders’ equity
	Legal retained earnings	Other retained earnings				Total retained earnings
		Reserves for dividend equalization	Provision of reserve for reduction entry	General Reserve	Retained earnings brought forward
Balance as of December 31 2010	175,000	120,000	4,409,182	9,200,000	4,118,675	18,022,857	- 2,997,287	31,856,071
Amount of changes during the period
Issuance of new shares					- 400,967			6,778
Dividends from surplus		- 120,000			120,000	- 400,967		- 400,967
Reversal of reserves for dividend equalization			389,665		- 389,665	－		－
Provision of reserve for reduction entry			- 429,663		429,663	－		－
Reversal of reserve for reduction entry				- 9,200,000	9,200,000	－		－
Reversal for general reserve					- 9,775,729	－		－
Net loss						- 9,775,729		- 9,775,729
Purchase of treasury stock							- 613	- 613
Disposal of treasury stock							1,233	355
Net changes of items other than shareholders’ equity		- 120,000	- 39,998	- 9,200,000	- 816,698
Total amount of change during the period	－	－	4,369,183	－	3,301,976	- 10,176,696	619	- 10,170,176
Balance as of December 31 2011	175,000					7,846,160	- 2,996,668	21,685,894

	Valuation and translation adjustments		Subscription rights to shares	Net assets
	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
Balance as of December 31 2010	9,596,827	9,596,827	119,317	41,572,216
Amount of changes during the period
Issuance of new shares				6,778
Dividends from surplus				- 400,967
Reversal of reserves for dividend equalization				－
Provision of reserve for reduction entry				－
Reversal of reserve for reduction entry				－
Reversal for general reserve				－
Net loss				- 9,775,729
Purchase of treasury stock				- 613
Disposal of treasury stock				355
Net changes of items other than shareholders’ equity	- 7,411,082	- 7,411,082	- 63,507	- 7,474,589
Total amount of change during the period	- 7,411,082	- 7,411,082	- 63,507	- 17,644,766
Balance as of December 31 2011	2,185,745	2,185,745	55,810	23,927,450

(Note) The amounts shown are rounded down to the nearest thousand.

Notes on the non-consolidated financial statements

Significant accounting policies
1. Valuation criteria and method for significant assets

Marketable securities
Marketable securities classified as other securities
Marketable securities with determinable market value
Stated at market value, determined by the market price as of the end of the fiscal year and other means, with all valuation gains or losses reported in net assets and the cost of securities sold is determined by the moving-average method.

Marketable securities without determinable market value
Stated at cost determined by the moving-average method.
Investments in limited liability investment partnerships and similar partnerships (those deemed as marketable securities in accordance with Article 2 (2) of the Financial Instruments and Exchange Law) are accounted for by including the Company’s net equity in these investments based on the most recent financial statements available according to balance sheet dates stipulated in the investment partnership agreements.

Assets and liabilities generated through derivative transactions
Stated at market value

2. Method for depreciating and amortizing significant assets
Property, plant and equipment (excluding lease assets)
Straight-line method.  Useful lives and residual values are determined in accordance with the method prescribed in the Corporation Tax Act of Japan.
However, the useful lives of some leasing facilities are based on the lease period and the residual value is assumed to be zero in the case that the lease period is objectively restricted and the building or structure is expected to be rebuilt at the end of the lease period because it is difficult to use the facility for any other purpose.

Intangible noncurrent assets (excluding lease assets)
Straight-line method.
Useful lives are determined in accordance with the Corporation Tax Act of Japan.
However, in-house software is amortized by the straight-line method based on an internally estimated useful life of five years.

3. Accounting for significant allowances
Allowance for doubtful accounts
The allowance for doubtful accounts provides for possible losses arising from default on accounts receivable.  The allowance is made up of two components: the estimated credit loss for doubtful receivables based on an individual assessment of each account, and a general reserve calculated based on historical default rates, as permitted by the Corporation Tax Act of Japan.

Provision for bonuses
A provision for bonuses is provided to cover the costs of bonuses to be paid to employees, determined on the basis of the estimated amount to be paid for services rendered by employees in the fiscal year under review.

Provision for retirement benefits
A provision for retirement benefits is provided to cover the retirement benefits of employees required to pay.  The provision is determined as of the end of the fiscal year based on the projected retirement benefit liabilities and pension assets at the fiscal year balance sheet date.

4. Accounting for significant hedging activities
(i) Hedge accounting methods
• Marketable securities classified as other securities (the ones with market value) are accounted for by the mark-to-market method.
•As interest rate swaps qualify for special treatment, they are accounted for by special treatment.

(ii) Hedging instruments/hedged items
• Hedging instruments……Credit transactions, individual equity options and interest-rate swap transactions
• Hedged items……………Marketable securities classified as other securities, and interest paid (interest on loans)

There are no balances of credit transactions or individual stock option transactions as of the end of fiscal year 2011.

(iii) Hedging policy
 The Shoei Group undertakes credit and derivative transactions solely for the purpose of hedging against fluctuations in share prices and interest rates, in conformity with internal risk management guidelines.

In fiscal year 2011, the Company did not conduct credit transactions or derivative transactions that it previously conducted in order to avoid risks from share price fluctuations.

(iv) Evaluation of hedging effectiveness
The evaluation of hedging effectiveness for credit transactions and individual equity options has been omitted on the assumption that the hedged item is one and the same as the stock subject to the credit transaction or individual equity option, and that market changes since the start of hedging have been completely offset.
The evaluation of hedging effectiveness for interest-rate swaps has been omitted on the assumption that the significant factors concerning the hedging instrument and the hedged items are one and the same, and that market changes since the start of hedging have been completely offset.

5. Other important items forming the basis of the creation of consolidated financial statements
Accounting treatment of consumption taxes:
Financial statements are prepared exclusive of consumption taxes.

Changes in Significant Accounting Policies Used in Preparation of Consolidated Financial Statements
Change in Accounting Standards
Accounting Standard for Asset Retirement Obligations
Beginning fiscal year 2011, the “Accounting Standard for Asset Retirement Obligations” (ASBJ Statement No. 18, March 31, 2008) and the “Guidance on Accounting Standard for Asset Retirement Obligations” (ASBJ Guidance No. 21, March 31, 2008) are being applied.
As a result, operating income and ordinary income in the current fiscal year each decreased by ¥12,484,000, while net income before income taxes increased ¥61,819,000.

Notable items concerning balance sheet
1. Assets pledged as collateral and collateral-backed liabilities
Assets pledged as collateral
Buildings and structures	¥40,045,792,000
Land	¥50,784,793,000
Marketable investment securities	¥14,992,000
Liabilities backed by above collateral
Short-term loans payable	¥3,978,000,000
Long-term loans payable (including current portion)	¥60,496,974,000
Guarantee deposits (including current portion)	¥278,944,000

Of the investment securities, investment securities of ¥14,992,000 were pledged as collateral in the form of guarantees for operating transactions.

2. Cumulative depreciation on property, plant and equipment	¥20,649,816,000

3. Primary assets related to real estate in trust included in the following accounts.
Property, plant and equipment
Buildings and structures	¥14,134,227,000
Tools, furniture and fixtures	¥8,421,000
Land	¥25,460,494,000
Intangible fixed assets
Other	¥30,000

4.   Real estate investment securities
Marketable securities used for silent partnership investments and priority investments in a special-purpose company engaged mainly in real estate investment are shown as “Real estate investment securities.”  Real estate investment securities in subsidiaries and affiliates amounted to ¥7,250,000,000.

5.  Financial restriction provision
The Company has breached its financial covenant in syndicated loan agreement that the Company executed with multiple financial institutions (loan balance ¥31,150 million as of December 31, 2011) (excerpt: “[M]aintain net assets as accounted for on the consolidated balance sheets of the Company as of June 30 and December 31 of each year, but excluding the value of valuation adjustments in other marketable securities, at a  level that is at least 75% of net assets, respectively, as of June 30 and December 31 of the previous year and in any case at no less than ¥28.5 billion”) as of December 31, 2011, however it has received written waiver from financial institutions participating in the syndicated loan agreement in regards to their right to accelerate the loans with the understanding that the Merger with Hulic will proceed.

6.  Contingent liabilities
The Company has assumed additional capital contribution obligations of ¥3,520,000,000 toward debt repayment obligations of the Surugadai Development SPC that is proportional to its stake in the SPC.

7.  Assets and liabilities of the subsidiaries and affiliates
Short-term loans payable	¥1,054,982,000

Notable items concerning statements of income
1. Impairment losses
The Company recorded impairment losses on the following assets in the current consolidated fiscal year.
Use	Type	Location
Commercial facility	Building	Adachi-ku, Tokyo
Commercial facility	Land	Adachi-ku, Tokyo
Parking lot	Land	Naka-ku, Hiroshima
Leasing building	Land	Chiyoda-ku, Tokyo
Leasing apartments	Building	Chuo-ku, Tokyo
Leasing apartments	Land	Chuo-ku, Tokyo

Similar to the way it segments its businesses, the Company groups its assets based on minimum units that allow ongoing comprehension of cash flows.

Because of a remarkable drop from the market in the current fiscal year, the book value was reduced to the recoverable amount and the amount of decrease was recognized as an impairment loss of ¥10,684,370,000.

The impairment loss included ¥6,143,322,000 in buildings and ¥4,541,047,000 in land.  The recoverable amount is calculated from the net transfer price and based on appraisal by real estate appraiser.

1.	Transaction Balance with Affiliated Companies

Transactions within operations
Cost of revenue	¥238,595,000
Transactions outside of operations	¥11,775,000

Notable items concerning consolidated changes in shareholders’ equity

Type and number of shares in treasury stock

Type of shares	As of December 31, 2010	Increase during the fiscal year	Decrease during the fiscal year	As of December 31, 2011
Common stock	1,229,311	864	506	1,229,669

(Overview of Changes)
The following are the reasons for the increase of shares.
Increase due to purchase of shares less than one unit: 864 shares
The following is the reason for the decrease of shares.
Decrease due to sale of shares less than one unit in response to the request to do so: 506 shares

Notable items concerning taxes
1. Breakdown of principal reasons for deferred tax assets and deferred tax liabilities

Deferred tax assets
Provision for retirement benefits	¥14,483,000
Directors’ retirement benefits payable	¥6,591,000
Amount of repudiated accrued enterprise tax	¥96,718,000
Excess depreciation and amortization	¥292,617,000
Loss from impairment	¥4,153,201,000
Loss on valuation of investment securities	¥260,570,000
Loss on valuation of real estate investment securities	¥2,714,847,000
Other	¥257,872,000
Subtotal	¥7,796,904,000
Valuation allowance	-¥6,467,185,000
Total deferred tax assets	¥1,329,713,000

Deferred tax liabilities
Reduction entry deposits	¥2,417,930,000
Valuation difference on available-for-sale securities	¥1,208,269,000
Other	¥49,240,000
Total deferred tax liabilities	¥3,675,439,000

Net deferred tax liabilities	¥2,345,720,000

Note:  Net deferred tax liabilities are included in the following consolidated balance sheet line items.
Current assets-Deferred tax assets	¥158,210,000
Noncurrent liabilities-Deferred tax liabilities	¥2,503,931,000

2. Reconciliation of the differences between the statutory tax rate and the effective tax rate.

Not presented because the Company posted a net loss before income taxes.

3. Adjustments to deferred tax assets and deferred tax liabilities as per the statutory tax rate change:

There will be changes in corporate taxation rates for the fiscal years that start on or after April 1, 2012 pursuant to the “Revised Corporation Tax Act and the Act of Securing Financial Resources for Reconstruction” (2011 Law No. 114) and the “Act on Special Measures for Securing Financial Resources Necessary for Reconstruction from the Great East Japan Earthquake” (2011 Law No. 117), which were enacted into law on were announced on December 2, 2011.  Accordingly, the statutory tax rates used to calculate deferred tax assets and deferred tax liabilities will be as follows due to the period in which the temporary disparities are resolved:

Until December 31, 2012:  40.7%
From January 1, 2013 to December 31, 2015: 38.0%
From January 1, 2016: 35.6%

This tax rate change will lead to a ¥439,503,000 decrease in net deferred tax liabilities and resulted in a ¥266,408,000 decrease in the amount of enterprise tax recorded as an expense for fiscal year 2011.

Notable items concerning use of leased noncurrent assets

1. Finance lease transactions

(Borrower)
Finance lease transactions involving the transfer of ownership
Finance lease transactions not involving transfer of ownership conducted before December 31, 2008 were recorded as normal leasing transactions using the standard accounting method. Details of such transactions are as follows below:

(1)	Total acquisition cost for leased properties, cumulative amount of depreciation and fiscal year-end balance
Total acquisition amount
Other (Tools, furniture and fixtures)	¥5,760,000
Cumulative amount of depreciation
Other (Tools, furniture and fixtures)	¥4,512,000
Fiscal year-end balance
Other (Tools, furniture and fixtures)	¥1,248,000
(2)	Unearned lease payments as of the fiscal year end
Within 1 year	¥1,152,000
Over 1 year	¥96,000
Total	¥1,248,000

(Note) As “Total acquisition amount” and “Unearned lease payments as of the fiscal year end” comprise a small portion of the amount of year-end noncurrent assets, they are calculated by including interest paid.

(3)	Amount of lease payments and corresponding amount of depreciation
Amount of lease payment	¥1,152,000
Amount of depreciation	¥1,152,000

(4)	Calculation method for amount of depreciation
The Company uses the straight-line method with residual value at zero and useful life of the lease period.

2. Operating lease transactions

(Borrower)
Unearned lease payments
Within 1 year	¥1,824,000,000
Over 1 year	¥304,000,000
Total	¥2,128,000,000

(Lender)
Unearned lease payments
Within 1 year	¥703,778,000
Over 1 year	¥8,395,680,000
Total	¥9,099,459,000

Notable items concerning transactions with affiliate companies

Subsidiaries

Kind	Company name	Proportion of voting right (%)	Relationship	Transaction	Amount of transaction	Subject	Balance at the end of period
Subsidiary	Big Forest Capital Co., Ltd.	-	Silent partnership capital contribution	Refund of silent partnership capital contribution	¥77,800,000	Real estate investment securities	0

Notable items concerning per-share information
Net assets per share	¥595.29
Net loss per share for fiscal year 2011	¥243.80

Notable items concerning major subsequent events

(Significant mergers)

At the February 2, 2012 board of directors’ meeting, the Company resolved to consummate the Merger with Hulic Co., Ltd. based on the Basic Merger Agreement which was entered into by the Company and Hulic on December 20, 2011 and the companies entered into the Merger Agreement on the same date.  Pursuant to the Merger, Hulic will merge into the Company, with the Company as the surviving entity.

1. Purpose of the Merger

In the current difficult operating environment including the recent real estate market situation, the Company will centralize the Company’s real estate business with an eye toward stabilizing operations supported by the stable operational and financial foundation of Hulic Co., Ltd., and the Company will promote continued growth in corporate value and increase returns to shareholders by maximizing the potential of stable assets of both companies.

2. The target merger company’s name, main business activities, scale etc.

(1) Name	Hulic Co., Ltd.
(2) Main business activities	Real estate ownership, leasing, purchase and sale, and brokerage, as well as related activities
(3) Sales※	¥74,738 million
(4) Net income for fiscal year 2011※	¥9,336 million
(5) Total assets※	¥476,244 million
(6) Net assets※	¥104,356 million

*Values are for fiscal year ending December 31, 2011.

3. Merger method

Under the Merger, Hulic will merge into the Company, with the Company as the surviving entity.

4. Name of company after the Merger

Hulic Co., Ltd.

5. Merger Ratio, as well as type and number of shares issued due to the Merger

(1) Merger Ratio
	The Company (surviving company)	Hulic (absorbed company)
Merger Ratio	1	3

* The above Merger Ratio is subject to change upon mutual consultation between the Company and Hulic in the event that a material change occurs to factors on which the analyses of the Merger Ratio were based.

(2) Number and type of shares issued due to the Merger

Common shares: 493,937,154 (scheduled)

No shares will be allotted for shares of the Hulic’s common stock held by the Company (7,000,000 shares of common stock as of December 31, 2011) and treasury stock held by Shoei (82 shares of common stock as of December 31, 2011) immediately prior to the effectiveness of the Merger.

The number of shares to be transferred pursuant to the Merger may be adjusted due to changes in the number of treasury shares held by Hulic or exercise of stock warrants with respect to Hulic’s common stock.

6. Merger schedule

Entry into the Basic Merger Agreement	December 20, 2011
Record date for shareholders’ meeting	December 31, 2011
Meetings of the Board of Directors to approve the Merger	February 2, 2012
Entry into the Merger Agreement	February 2, 2012
General meetings of shareholders to approve the Merger	March 23, 2012 (scheduled)
Final trading day (Hulic)	June 26, 2012 (scheduled)
Date of delisting (Hulic)	June 27, 2012 (scheduled)
Effective date of the Merger	July 1, 2012 (scheduled)

7. Summary of accounting treatment

“Accounting Standard for Business Combinations” (ASBJ Statement No. 21) and “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No. 10, December 26, 2008) will be applied for the accounting for this Merger, making Hulic the company which is acquired pursuant to the scheduled purchasing method. (As Shoei will be the legally surviving company, it is anticipated that this will be treated as a reverse acquisition.)

Report from Auditors

INDEPENDENT AUDITOR’S REPORT CONCERNING CONSOLIDATED FINANCIAL STATEMENTS (Certified copy)

INDEPENDENT AUDITOR’S REPORT

February 3, 2012
To the Board of Directors Shoei Co., Ltd.	KPMG AZSA & Co.

Takao Ninomiya, C.P.A. Engagement Partner Executive Partner

Hideaki Takao, C.P.A. Engagement Partner Executive Partner

Pursuant to Paragraph 4, Article 444 of the Companies Act, we have audited the consolidated financial statements Shoei Co., Ltd. (the “Company”), which consist of the consolidated balance sheet, consolidated statements of income, statements of changes in shareholders’ equity and notes to the consolidated financial statements for the fiscal year ending December 31, 2011.  The preparation of these consolidated financial statements is the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements from an independent standpoint based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  Those standards require that we obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, the amounts and disclosures in the consolidated financial statements as a whole by assessing the accounting principles used, the application of such accounting principles and significant estimates made by management.  We believe that our audit provides a reasonable basis for our opinion.

As a result of this audit, it is our opinion that the consolidated financial statements referred to above present fairly in all material respect the position of assets and income for the period under review of the corporate group comprising the Company and its consolidated subsidiaries, in accordance with generally accepted accounting principles in Japan.

Additional information

As stated in the notable items concerning major subsequent events in the notes to consolidated financial statements, the Company entered into the Merger Agreement with Hulic Co., Ltd. on February 2 2012.

No conflicts of interest exist between the Company and our audit firm and/or the auditing partners that should be disclosed pursuant to the provisions of the Certified Public Accountants Act.

End

INDEPENDENT AUDITOR’S REPORT (Certified copy)

INDEPENDENT AUDITOR’S REPORT

February 3, 2012
To the Board of Directors Shoei Co., Ltd.	KPMG AZSA & Co.

Takao Ninomiya, C.P.A. Engagement Partner Executive Partner

Hideaki Takao, C.P.A. Engagement Partner Executive Partner

Pursuant to Item 1, Paragraph 2, Article 436 of the Companies Act, we have audited the financial statements Shoei Co., Ltd. (the “Company”), which consist of the balance sheet, consolidated statements of income, statements of changes in shareholders’ equity, notes to the financial statements and supplementary schedule for the fiscal year ending December 31, 2011.  The preparation of these financial statements and supplementary schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and supplementary schedule from an independent standpoint based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in Japan.  Those standards require that we obtain reasonable assurance about whether the financial statements and supplementary schedule are free of material misstatement.  An audit includes examining, on a test basis, the amounts and disclosures in the financial statements and supplementary schedule as a whole by assessing the accounting principles used, the application of such accounting principles and significant estimates made by management.  We believe that our audit provides a reasonable basis for our opinion.

As a result of this audit, it is our opinion that the financial statements and supplementary schedule referred to above present fairly in all material respect the position of assets and income for the period under review for the relevant financial statements and supplementary schedule, in accordance with generally accepted accounting principles in Japan.

Additional information

As stated in the notable items concerning major subsequent events in the notes to financial statements, the Company entered into the Merger Agreement with Hulic Co., Ltd. on February 2 2012.

No conflicts of interest exist between the Company and our audit firm and/or the auditing partners that should be disclosed pursuant to the provisions of the Certified Public Accountants Act.

End

AUDIT COMMITTEE’S REPORT (Certified copy)

AUDIT REPORT

The Corporate Auditors have audited the Director and Executive Officers’ performance of their duties during the fiscal year ending December 31, 2011.  We hereby report as set out below concerning the method and the result.

1. Method and Content of Audit

The Audit Committee periodically received reports from directors, executive officers and employees, requested explanation as necessary and expressed opinions concerning the status of the structure and operation of internal control established under Article 416 Paragraph 1 No. 1 (2) and (5) of the Companies Act and resolution of the Board of Directors.  In accordance with audit policy and designation of duties by the Audit Committee, we attended important meetings, obtained reports from directors and executive officers concerning performance of their duties, requested explanation as necessary, examined important documents and inspected the operations and financial affairs of the company after coordinating with internal audit department and internal control administration division.

We further monitored and examined as to whether the Independent Auditor maintained their independence and conducted the audit in an appropriate manner, as well as received reports concerning the performance of their duties and requested explanation as necessary from the Accounting Auditor.  We also received notice form the Independent Auditor that they have in place “a system to ensure performance of duties in an appropriate manner” (matters provided of by each item of Article 131 of the Corporate Accounting Regulations) in accordance with the “quality control Standards for audits” (Business Accounting Council, October 28 , 2005) and other applicable standards, and requested explanation as necessary.

On the basis of the foregoing methods, we have reviewed the business report, the financial statements (balance sheet, statement of income, statement of changes in shareholders’ equity and notes to the financial statements) and supplementary schedule thereto and the consolidated financial statement (the consolidated balance sheet, consolidated statement of income, consolidated statements of changes in shareholders’ equity and notes to the consolidated financial statements) for the fiscal year under review.

2. Audit Result
(1)	Result of Audit of Business Reports
i.	We conclude that business reports and the supplementary schedules thereto fairly represent the status of the Company in accordance with applicable laws and regulations and the Charter of the Company.
ii.
We find no misconduct or material fact regarding a violation of any laws or regulations or the Charter of the Company in connection with the directors and executive officers’ performance of their duties.

iii.
We conclude that the resolutions adopted by the Board of Directors concerning internal control are appropriate with respect to the system of internal control.  We find nothing to report with respect to the contents of the business report regarding internal control and the directors and executive officers’ performance of their duties concerning internal control.

As for the internal control over financial reporting we received reports from executive officers and the Independent Auditor, KPMG AZSA LLC, that they were not aware of any material deficiency at the time of this report.

(2)	Results of Audit of Financial Statements and Supplementary Schedules thereto
We conclude that the methods of audit used and the results of audit by the Accounting Auditor, KPMG AZSA LLC are appropriate.
(3)	Results of Audit of Consolidated Financial statements
We conclude that the methods of audit used and the results of audit by the Accounting Auditor, KPMG AZSA LLC are appropriate.

February 3, 2012
Audit Committee, Shoei Co., Ltd.
Chairman of the Audit Commitee	Sadahiko Yoshimura
Member of Audit Committee	Yukio Obara
Member of Audit Committee	Kimikazu Noumi

Note: Audit Committee members Sadahiko Yoshimura and Kimikazu Nomi are each an external director as provided for by Article 2, Item 15 and Article 400, Paragraph 3 of the Companies Act.